UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 000-09756

                           RIGGS NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

                         1503 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20005
                                 (202) 835-4309
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)


                          COMMON STOCK, $2.50 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]                       Rule 12h-3(b)(1)(i)      [X]
Rule 12g-4(a)(1)(ii)    [ ]                       Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)     [ ]                       Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)    [ ]                       Rule 12h-3(b)(2)(ii)     [ ]
                                                  Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:0

Pursuant to the requirements of the Securities Exchange Act of 1934, The PNC Financial Services Group, Inc., as successor to Riggs National Corporation pursuant to the merger of Riggs National Corporation with and into The PNC Financial Services Group, Inc., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: May 19, 2005
                                         THE PNC FINANCIAL SERVICES GROUP, INC.

                                         By: /s/ Thomas R. Moore
                                             Name: Thomas R. Moore
                                             Title:Senior Counsel and
                                                   Corporate Secretary